Exhibit 99.1

Medifirst Solutions to Present Its Time Machine Laser in Morocco and Dubai

FREEHOLD, NJ -- (Marketwired) -- 01/17/17 -- MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) (the "Company" or "Medifirst") would like to update shareholders regarding its previous announcement about international sales for its FDA cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device.

Medifirst is pleased to announce that its President and Medical Director will be presenting its FDA cleared laser technology at a medical conference on January 27th in Casablanca, Morocco and on February 1st in Dubai, United Arab Emirates. The conference in Casablanca will host about 100 physicians who will be specifically attending to see a presentation and demonstration of the Infrared Time Machine Laser. In additional to the Company presentation, Medical Distributors in both Morocco and Dubai have inquired about Medifirst's time frame and capacity to produce and ship large bulk orders. In anticipation of potential purchase orders, Medifirst has been ramping up its production capability and inventory. The Company will also be meeting with representatives of the Moroccan Ministry of Health who have the authority to purchase medical devices for all the hospitals in the country. Commented President Bruce J. Schoengood, "After we complete our demonstration and presentation, we anticipate finalizing the initial sales and fulfillment process. This is just the beginning of what we hope is a long term business relationship in the region." Additionally, the Company will be considering setting up a distribution hub in Morocco that would expedite future orders in that region. In Dubai, Medifirst will be meeting representatives of a Saudi Arabia based medical distributor that has requested exclusive rights for four countries in the region. Continued Schoengood, "We are excited to have the opportunity to meet distributors who have the buying power for bulk orders of our Laser. Medifirst will also be meeting with several Dubai based medical distributors who have requested to meet the Medifirst management regarding sales and distribution for the Time Machine Lasers." Providing pain relief to patients to reduce reliance on prescription medications is a top priority for these buyers and all representatives expressed very strong interest in acquiring The Time Machine Laser for their hospitals, clinics and patients.

Medifirst would like to announce that it will be using Twitter and Facebook as its main Social Media Platforms. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

About Medifirst Solutions, Inc. Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for "The Time Machine" Series Laser, received clearance from the U.S. Food and Drug Administration ("FDA") to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions. Due to the decrease of inflammation, patients have seen immediate aesthetic improvements as well, such as in scar and incision healing. The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst's wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information.

Forward-Looking Statements: The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Contact:
Investor Relations
Phone: (732) 786-8044
Email: admin@medifirstsolutions.com
Website: www.medifirstsolutions.com